Exhibit 10.12

[*]                                 Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

RIGHT OF FIRST NEGOTIATION AGREEMENT

This Right of First Negotiation Agreement (this “Agreement”) dated March 28, 2013 is made by and between Dermira, Inc., a Delaware corporation with a principal address at 2055 Woodside Road, Ste. #270, Redwood City, California 94061 (“Dermira”) and Maruho Co. , Ltd., a Japanese corporation with a principal address at 1-5-22 Nakatsu, Kitaku, Osaka, 531-0071, Japan (“Maruho”).  Dermira and Maruho may individually be referred to as a “Party” and collectively, as the “Parties.”

WHEREAS, on even date herewith, Maruho has, alongside certain other investors, entered into that certain Securities Purchase Agreement (the “SPA”) by and among Dermira and the investors party thereto (the “Investors”) and related agreements by and among Dermira and the Investors (together, the “Securities Purchase Agreements”).

WHEREAS, the transactions contemplated by the Securities Purchase Agreements are expected to close on or about March 28, 2013 (the actual date of such closing hereinafter referred to as the “Effective Date”).

WHEREAS, in addition to Maruho’s investment, Maruho is willing to make certain payments to Dermira and Dermira is willing to grant Maruho as of the Effective Date certain rights with respect to certain Dermira development products.

NOW, THEREFORE, intending to be legally bound hereby, the Parties hereby agree as follows:

1.                                      Definitions.

The following terms shall have the following meanings:

“Change of Control Transaction” means: (1) the sale of all or substantially all of the assets of Dermira including all rights and obligations under this Agreement to an unrelated person or entity, (2) a merger, reorganization, consolidation or similar transaction pursuant to which the holders of Dermira’s then-outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, or (3) the sale of all of the then-outstanding capital stock of Dermira to an unrelated person or entity.

“Dermira Products” means the topical pharmaceutical products within the Dermira product portfolio as of the Effective Date known as [*].

“Phase 2a Clinical Trial” means a study of a pharmaceutical product the goal of which is to demonstrate the proof of the concept in human patients to evaluate safety and initial pharmacologic activity and/or efficacy in healthy volunteers and/or individuals who have a certain disease or condition before embarking on a Phase 2b Clinical Trial.

*Confidential Treatment Requested

“Phase 2b Clinical Trial” means a study of a pharmaceutical product in human patients to determine efficacy and statistical trends prior to initiation of Phase 3 pivotal studies.  These studies will also evaluate potential doses and dosing regimens to optimize the therapy under investigation.

“Specified Territories” means [*].

2.                                      Information Rights.

2.1                               Formation of Development Committee.  Within thirty (30) days following the Effective Date, the Parties shall form a committee (the “Development Committee”) which shall serve as the vehicle for Dermira to provide Maruho with periodic updates on Dermira’s development activities involving the Dermira Products.  The Development Committee shall have three (3) representatives from each of Dermira and Maruho.  Dermira and Maruho shall inform the other Party of their names before the first Development Committee is held.  Each Party shall have the right to replace one or more of their representatives with the equivalent number of full time employees of such Party at any time upon written notice to the other Party.

2.2                               Meetings of the Development Committee.  The Development Committee shall meet once every six (6) month period, provided that Maruho shall have the right to request one (1) additional meeting per six (6) month period.  Development Committee meetings may be conducted in person or via teleconference and/or videoconference.  Each Party shall bear its own expenses in connection with attending meetings of the Development Committee.

2.3                               Termination of Development Committee.  The Development Committee shall terminate and Maruho’s rights under this Section 2 shall terminate at such time when all of the ROFN Rights (defined below) in respect of the Dermira Products have been exercised or have expired or terminated as set out below.  In addition, the Development Committee meetings shall not include discussion of any Dermira Product for which all of the ROFN Rights have expired or terminated as set out below.

2.4                               Change of Control.  Dermira shall provide Maruho with at least [*] days advance written notice of a Change of Control Transaction.

3.                                      Fees and Credits.

3.1                               Payment.  In consideration of the rights granted to Maruho under this Agreement, Maruho will pay Dermira the sum of ten million USD ($10,000,000) within thirty (30) days following the Effective Date (the “Maruho Payment”).

3.2                               Credits.  The Maruho Payment, and any portion thereof, until the entire Maruho payments has been so credited, will be creditable by Maruho against any up-front or milestone payments payable by Maruho under any license agreement entered into between Maruho and Dermira (or its successors) following negotiation under Section 4.1 or 4.3.  Notwithstanding the foregoing, the Maruho Payment is non-refundable even in the event that Mauho and Dermira (or its successors) do not enter into a license agreement.

*Confidential Treatment Requested

3.3                               Tax form.  Dermira shall provide Maruho with residential certificates, tax forms and other tax related documents previously requested by Maruho (the “Tax Forms”).  If Dermira fails to provide the Tax Forms ten (10) days prior to the due date of the Maruho Payment, Maruho may postpone the Maruho Payment until ten (10) days after Maruho receives the Tax Forms from Dermira.

4.                                      Rights of First Negotiation.

4.1                               Dermira Products.  Dermira shall grant Maruho the rights set out in this Section 4.1 (each, an “ROFN Right”) to negotiate with Dermira for an exclusive license to develop and commercialize the Dermira Products in the Specified Territories.

(a)                                 Phase 2b Program Completion.  If Dermira conducts and completes a Phase 2b Clinical Trial for a Dermira Product, Dermira shall notify Maruho upon completion of the Phase 2b Clinical Trial (the “Phase 2b Completion Notice”) and Maruho will have a first right to negotiate with Dermira for an exclusive license to develop and commercialize such Dermira Product in one or more of the Specified Territories as set forth in this Section 4.1(a) if the ROFN Rights in respect of such Dermira Product have not previously expired or been exercised or terminated in accordance with this Section 4.  At the time it issues the Phase 2b Completion Notice, Dermira will also physically or electronically deliver to Maruho, or provide Maruho access via secure electronic data room (any such delivery method, “make available,” and “made available” shall have a corresponding meaning) all material data related to Dermira’s development of such Dermira Product, including from such Phase 2b Clinical Trial, that Dermira then possesses (the “Phase 2b Data Package”).  Maruho will be entitled to exercise its right of first negotiation with respect to such Dermira Product by written notice to Dermira (the “Phase 2b Exercise Notice”) within [*] days after Maruho’s receipt of the Phase 2b Completion Notice and the Phase 2b Data Package being made available by Dermira (the “Phase 2b Evaluation Period”).  If Maruho so exercises its right of first negotiation, Dermira and Maruho will negotiate with respect to such a license during an exclusive negotiation period of [*] days following Maruho’s issuance of the Phase 2b Exercise Notice (the “Phase 2b Negotiation Period”).  Dermira will not delay such negotiation.  All of the ROFN Rights in respect of the Dermira Product which was the subject of the Phase 2b Completion Notice will terminate for all countries of the Specified Territories effective upon the earlier of (i) Maruho’s failure to issue a Phase 2b Exercise Notice prior to the expiration of the Phase 2b Evaluation Period, and (ii) the expiration of the Phase 2b Negotiation Period.

(b)                                 Prior to 3rd Party License or Sale.  If, prior to the ROFN Rights for a Dermira Product expiring or being exercised or terminated in accordance with this Section 4, Dermira intends to license or sell the intellectual property related to such Dermira Product for all or part of the Specified Territories (other than in connection with a Change of Control Transaction) Dermira will provide Maruho with written notice of such intention (the “3rd Party Transaction Notice”) and Maruho will have a first right to negotiate with Dermira for an exclusive license to develop and commercialize such Dermira Product or purchasing the rights to such Dermira Product in the Specified

*Confidential Treatment Requested

Territories as set forth in this Section 4.1(b).  At the time it issues the 3rd Party Transaction Notice, Dermira will also make available to Maruho all material data related to Dermira’s development of such Dermira Product that Dermira then possesses (the “3rd Party Transaction Data Package”).  Maruho will be entitled to exercise its right of first negotiation with respect to such Dermira Product by written notice to Dermira (the “3rd Party Transaction Exercise Notice”) within [*] days after Maruho’s receipt of the 3rd Party Transaction Notice and the 3rd Party Transaction Data Package being made available by Dermira (the “3rd Party Transaction Evaluation Period”).  If Maruho so exercises its right of first negotiation, Dermira and Maruho will negotiate with respect to such a license or sale during an exclusive negotiation period of [*] days following Maruho’s issuance of the 3rd Party Transaction Exercise Notice (the “3rd Party Transaction Negotiation Period”).  Dermira will not delay such negotiation.  All of the ROFN Rights in respect of the Dermira Product which was the subject of the 3rd Party Transaction Notice will terminate for all countries of the Specified Territories effective upon the earlier of (i) Maruho’s failure to issue a 3rd Party Transaction Exercise Notice prior to the expiration of the 3rd Party Transaction Evaluation Period, and (ii) the expiration of the 3rd Party Transaction Negotiation Period, provided that, if the right of first negotiation arose from Dermira’s intention to sell or license the intellectual property related to the Dermira Product for part but not all of the Specified Territories, then the ROFN Rights in respect of such Dermira Product in such other parts of the Specified Territories shall continue until exercised, terminated or expired in accordance with this Section 4.

(c)                                  Effect of Dermira Ceasing Development.  Maruho acknowledges that Dermira will have the sole discretion regarding the development of the Dermira Products inside and outside of the Specified Territories and that Dermira may cease development of a Dermira Product at any time if Dermira so determines.  In the event that Dermira determines to cease development of a Dermira Product prior to the exercise, expiration or termination of the ROFN Rights in respect of such Dermira Product, Dermira will so notify Maruho in writing (the “Development Termination Notice”).  At the time it issues the Development Termination Notice, Dermira will also make available to Maruho all material data related to Dermira’s development of the Dermira Product that Dermira then possesses (the “Development Termination Data Package”).  Maruho will be entitled to exercise its right of first negotiation with respect to such Dermira Product by written notice to Dermira (the “Development Termination Exercise Notice”) within [*] days after Maruho’s receipt of the Development Termination Notice and the Development Termination Data Package being made available by Dermira (the “Development Termination Evaluation Period”).  If Maruho so exercises its right of first negotiation, Dermira and Maruho will negotiate with respect to such a license during an exclusive negotiation period of [*] days following Maruho’s issuance of the Development Termination Exercise Notice (the “Development Termination Negotiation Period”).  Dermira will not delay such negotiation.  All of the ROFN Rights in respect of the Dermira Product which was the subject of the Development Termination Notice will terminate for all countries of the Specified Territories effective upon the earlier of (i) Maruho’s failure to issue a Development Termination Exercise Notice prior to the

*Confidential Treatment Requested

expiration of the Development Termination Evaluation Period, and (ii) the expiration of the Development Termination Negotiation Period.

(d)                                 Maruho Initiated Negotiation.  If Dermira has not completed a Phase 2b Clinical Trial for a Dermira Product, Maruho will have the right to offer Dermira the negotiation with respect to the license of such Dermira Product in the Specified Territories at any time prior to the exercise, expiration or termination of the ROFN Rights for such Dermira Product.  Maruho shall exercise this right of first negotiation by providing written notice to Dermira (the “Maruho Negotiation Notice”).  Promptly following receipt of a Maruho Negotiation Notice, Dermira will make available to Maruho all material data related to Dermira’s development of such Dermira Product that Dermira then possesses (the “Maruho Negotiation Data Package”) and Dermira and Maruho will negotiate with respect to such a license during an exclusive negotiation period of [*] days following the Maruho Negotiation Data Package being made available by Dermira (the “Maruho Negotiation Period”).  Dermira will not delay such negotiation.  All of the ROFN Rights in respect of the Dermira Product which was the subject of the Maruho Negotiation Notice will terminate for all countries of the Specified Territories effective upon the expiration of the Maruho Negotiation Period.  Notwithstanding the foregoing if Maruho exercises its ROFN Rights under this Section 4.1(d) for [*] in [*], and Dermira and Maruho enter into a license agreement for [*] in [*] (an “[*] License”), the ROFN Rights for [*] in the Specified Territories other than [*] and for Dermira Product other than [*] shall continue to the extent not previously exercised, expired or terminated.

4.2                               Termination of ROFN Rights.  If Dermira undergoes a Change of Control Transaction, Dermira’s successor will have the right to terminate all ROFN Rights upon written notice to Maruho.  In addition, if not exercised, expired or terminated earlier, all of the ROFN Rights will expire upon the later to occur of (a) when Dermira has notified Maruho in writing that Dermira has completed Phase 2a Clinical Trials for all Dermira Products, or (b) three (3) years after Maruho and Dermira have entered into a license agreement (except for an [*] License) for one or more Dermira Products in one or more of the Specified Territories against which all or a portion of the Maruho Payment is applied.  Subject only to the ROFN Rights with respect to the Dermira Products prior to their exercise, expiration or termination in accordance with this Agreement (including subject to the proviso in the last sentence of Section 4.1(b)), Dermira and its successors shall be free to commercialize, license, sell or take any other actions with respect to the Dermira Products and the intellectual property rights related thereto, in Dermira’s sole discretion.  In addition, nothing in this Agreement shall restrict Dermira and its successors’ rights to commercialize, license, sell or take any other actions with respect to Dermira Products and the intellectual property rights related thereto outside of the Specified Territories and other products and their related intellectual property rights in any territory of the world.

4.3                               Additional Right to Credit the Maruho Payment.  If as of the date that all ROFN Rights expire or have been exercised or terminated (the “ROFN Termination Date”), the Parties have not entered into any license, sale or other commercialization agreement involving a Dermira Product, Maruho will have the right to credit the Maruho Payment (including portions thereof, until the entire Maruho Payment has been so credited) against up-front and milestone payments payable by Maruho under any license agreement entered into between Dermira or its successor

*Confidential Treatment Requested

and Maruho after the ROFN Termination Date for: (a) any Dermira Product for which the ROFN Rights were terminated following a Change of Control Transaction, or (b) any other pharmaceutical product developed by Dermira, provided that such other Dermira-developed products will not be subject to any ROFN Rights.  This right to credit the Maruho Payment under license agreements for other Dermira-developed pharmaceutical products shall continue to apply following a Change of Control Transaction of Dermira but shall be thereafter limited to Dermira-developed products which were under development by Dermira at the time of the Change of Control Transaction and not to other products of the acquirer or any of its affiliates.

5.                                      Confidentiality.

5.1                               Confidential Information.  For purposes of this Agreement, “Confidential Information” means and will include any information, materials or knowledge regarding Dermira and Maruho and their business, financial condition, products, development programs, licensors, suppliers, technology, clinical or other data, or research and development that is disclosed or made available to the other Party (the “Receiving Party”) or to which the Receiving Party has access in connection with this Agreement or the Development Committee meetings.  Confidential Information will not include any information that: (a) is or becomes part of the public domain through no fault of the Receiving Party; (b) was rightfully in the Receiving Party’s possession at the time of disclosure, without restriction as to use or disclosure as demonstrated by contemporaneous written records; or (c) the Receiving Party rightfully receives from a third party who has the right to disclose it and who provides it without restriction as to use or disclosure.  Dermira and Maruho agree to only use the Confidential Information of the other Party for the purposes of this Agreement and in no other manner and for no other purpose, including but not limited to the research, development or commercialization of any other product.  Dermira and Maruho agree to hold all Confidential Information of the other Party in strict confidence and not to disclose it to others, except to full time employees and medical advisors of the Receiving Party and its affiliates who have a need to know and are bound by written agreements of confidentiality no less protective of the Confidential Information than the terms of this Section 5.  The Receiving Party shall be liable to the other Party for any failure of such employees or medical advisors to comply with the non-use and non-disclosure obligations under this Section 5, and shall provide prompt notice to the other Party of any failure to comply of which the Receiving Party becomes aware.  Dermira and Maruho further agrees to take all actions reasonably necessary to protect the confidentiality of all Confidential Information of the other Party including, without limitation, implementing and enforcing procedures to minimize the possibility of unauthorized use or disclosure of Confidential Information of the other Party.

5.2                               Terms of the Agreement.  The terms and conditions of this Agreement will be considered the confidential information of both Parties and will not be disclosed by either Party except: (a) pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided that the Party required to make such a disclosure gives reasonable notice to the other party to enable it to contest such order or requirement; (b) on a confidential basis to its legal or professional financial advisors; (c) as required under applicable securities regulations; or (d) on a confidential basis to Dermira’s present or potential future providers of financing or potential acquirers or strategic partners.  Following the Effective Date, the Parties shall mutually agree in writing on the form and content of a press release announcing the Maruho investment and the relationship formed by this Agreement.  Any other public announcement regarding this Agreement is subject to the prior written approval of the Parties.

*Confidential Treatment Requested

6.                                      General.

6.1                               Notices.  Any and all notices required or permitted to be given to a Party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such Party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) at the time of transmission by facsimile, addressed to the other Party at its facsimile number specified herein (or hereafter modified by subsequent notice to the Parties hereto), with confirmation of receipt made by either telephone or printed confirmation sheet verifying successful transmission of the facsimile; (c) one (1) business day after deposit with an express overnight courier for United States deliveries, or three (3) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (d) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.  All notices for delivery outside the United States will be sent by facsimile or by express courier.  Notices by facsimile shall be machine verified as received.  All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the Party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other Party may designate by one of the indicated means of notice herein to the other Parties hereto as follows:

if to Maruho, marked “Attention:  General Manager, Strategies & Licensing,” at 1-5-22 Nakatsu, Kitaku, Osaka,531-0071, Japan, or facsimile number: [*]

With a copy (which shall not constitute notice) to:

General Manager, Legal Department at 1-5-22 Nakatsu, Kitaku, Osaka, 531-0071,

Japan, or facsimile number: [*]

if to Dermira, marked “Attention: Chief Executive Officer,” at 2055 Woodside Road, Suite 270, Redwood City, California 94061, or facsimile number: [*]

With a copy (which shall not constitute notice) to:

Fenwick & West LLP

Silicon Valley Center

555 California Street

12th Floor

San Francisco, CA 94104

Facsimile: [*]

Attention: Douglas Cogen

6.2                               Entire Agreement.  This Agreement and the Securities Purchase Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof.

*Confidential Treatment Requested

6.3                               Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.  The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of San Francisco, State of California, in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court.

6.4                               No Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void.  Notwithstanding the foregoing, this Agreement may be assigned by Dermira without the consent of Maruho in connection with a merger, reorganization, consolidation involving, or sale of all or substantially all of the assets of, Dermira provided that, in connection with any such assignment, Dermira shall assign all of Dermira’s obligations under this Agreement to its successor and Maruho shall continue to have all of its rights under this Agreement after such assignment.

6.5                               Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

6.6                               Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.  This Agreement may be executed by facsimile or emailed pdf signature and a facsimile or pdf signature shall constitute an original for all purposes.

[Remainder of Page Intentionally Left Blank]

*Confidential Treatment Requested

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DERMIRA, INC.

By:	/s/ Thomas Wiggans

Name:	Thomas Wiggans

Title:	Chief Executive Officer

Date:	March 28, 2013

MARUHO CO., LTD.

By:	/s/ Koichi Takagi

Name:	Koichi Takagi

Title:	President and Chief Executive Officer

Date:	March 28, 2013